P&F INDUSTRIES REPORTS YEAR OVER YEAR INCREASE OF $1.5 MILLION IN AFTER-TAX INCOME FROM CONTINUING OPERATIONS

MELVILLE, N.Y., March 29, 2011 - P&F Industries, Inc. (Nasdaq: PFIN) today announced its results of operations for the year ended December 31, 2010.

P&F Industries Inc. reported revenue from continuing operations of $50,609,000 and $51,157,000, respectively, for the years December 31, 2010 and 2009. For the year ended December 31, 2010, the Company reported income after taxes from continuing operations of $341,000, compared to a loss after taxes from continuing operations of $1,195,000 during the year ended December 31, 2009, resulting in the Company improving its after-tax income by $1,536,000.

The Company reported income after taxes from its discontinued operations of $340,000, for the year ended December 31, 2010, compared to a loss after taxes of $7,265,000 for the same period in 2009.

The Company reported basic and diluted earnings (loss) per common share of:

	For the Twelve Months Ended December 31,
	2010	2009
Basic earnings (loss) per share
Continuing operations	$0.10	$(0.33)
Discontinued operations	0.09	(2.01)
Net income (loss)	$0.19	$(2.34)

Diluted earnings (loss) per share
Continuing operations	$0.10	$(0.33)
Discontinued operations	0.09	(2.01)
Net income (loss)	$0.19	$(2.34)

Weighted average common shares outstanding:
Basic	3,615,000	3,615,000
Diluted	3,634,000	3,615,000

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “The improvement in our after tax profit from continuing operations this year compared to the same period in 2009, despite a modest decline in revenue, highlights the impact our long-term strategic efforts to improve overall gross margins and cost containment activities had during 2010.  Additionally,  the new credit facility entered into during the fourth quarter of 2010 with Capital One Leverage Finance should provide added financial flexibility and stability to the Company, due primarily to greater use of our assets as collateral, as well as new extended terms on our long term debt. I am confident that our current strategy and new banking partner should enable us to take advantage of future opportunities as the economy improves.”

Mr. Horowitz went on to add, “The foreclosure by PNC bank on all the assets of WM Coffman caused us to, among other things, re-examine whether WMC should be considered a variable interest entity, and whether it should  be included in our consolidated financial statements.  After extensive analysis and review of the accounting literature on this topic, as well as communication with members of the Staff of the Securities and Exchange Commission, it was determined that WM Coffman is a variable interest entity, and it is appropriate to deconsolidate WM Coffman. As a result, the liabilities of WM Coffman have been removed from liabilities of discontinued operations, and we recorded a $12,090,000 gain in our discontinued operations from this deconsolidation of WM Coffman. This gain offsets WM Coffman’s loss from operations incurred up to the date of foreclosure of $6,443,000, as well as the loss of $5,240,000 incurred resulting from the PNC foreclosure upon WM Coffman’s total assets.”

The Company reported that revenue at its Florida Pneumatic subsidiary decreased $1,352,000, due primarily to the closure of its Franklin Products division, effective December 31, 2009. This product line was dropped due to a reduction in market size and ongoing weakening of its contribution margin. As a result, the decision not to market Franklin Products in 2010 contributed $1,681,000 to the total decline in Florida Pneumatic’s net revenue.  It should be noted that the loss of the Franklin Products revenue had minimal impact on Florida Pneumatic’s overall results.  Further, revenue from one of its customers declined $842,000 from 2009 levels, due primarily to a reduction in sales of specialty products and non-recurring products sold in 2009.  However, this reduction was partially mitigated through increased revenue generated from direct and seasonal shipments from this same customer. Revenue from its Berkley, filters, and OEM lines, in the aggregate, decreased slightly by $40,000.  Florida Pneumatic recorded $959,000 or 21.9% increase in revenue of their higher margin, industrial/catalog product group, as well as increases of $226,000 or 36.8% at its automotive product line.

Revenue at the Company’s Hy-Tech Machine subsidiary increased $14,000, when comparing its revenue for the years ended December 31, 2010 and 2009. There were however, fluctuations within its customer base and product line.  For the year ended December 31, 2010, Hy-Tech increased revenue of its primary air tool brand, ATP, approximately $1,000,000, when compared to the year ended December 31, 2009.  This increase is primarily attributable to a slight overall increase in the industrial sector activity.  However, this increase was partially offset by a decline in revenue from one customer who purchased in excess of $1,000,000 in 2009, with minimal purchases in 2010.

Nationwide Industries, Inc. subsidiary was able to increase revenue of its fence and gate hardware during the year ended December 31, 2010, by 19.8%, when compared to the same period in the prior year.  This improvement is due primarily to the introduction of new products, as well as expanded marketing efforts, which effectively increased the size of Nationwide’s customer base.  The kitchen and bath product line continues to feel the effects of the sluggishness in the home improvement business sector, as well as the continued declines in the recreational vehicle and modular home markets, all exacerbated by growing competitive pressures.  As a result, Nationwide’s kitchen and bath product revenue declined $187,000.  Much of the decline in OEM revenue was due to the loss of Coffman Stairs LLC, which prior to the formation of the WM Coffman business in June 2009, was a customer of Nationwide.  Nationwide’s revenue from the sale of patio and other outdoor enclosures increased by 14.5%, when comparing product line sales in 2010 to 2009.

Total gross margins at our Tools segment for the twelve-month period ended December 31, 2010 improved 3.7 percentage points from the same period in 2009. Specifically, Florida Pneumatic’s gross margin increased 5.6 percentage points, due to product cost reductions, which in turn, were due primarily to (i) vendor changes; (ii) the sale of new, higher margin products and (iii) increased revenue at its catalog and industrial product lines, which generate higher gross margins compared to its retail items. Another factor contributing to the improvement of Florida Pneumatic’s gross margin was its ability to reduce warehouse overhead costs.  Through the improvement in its gross margin, Florida Pneumatic was able to increase its gross profit by $896,000 in 2010.

When comparing the years ended December 31, 2010 and 2009, Hy-Tech improved its overall gross margin by 0.3 percentage points.  However, it should be noted that gross margins at Hy-Tech steadily improved throughout 2010, and exceeded 2009 gross margins for the respective three-month periods ended June 30, September 30 and December 31.  Hy-Tech increased gross profit during 2010 compared to the prior year by $52,000.

The gross margin for Nationwide for the year ended December 31, 2010 increased to 37.3%, from 32.1%, during the same period in the prior year, with year-over-year gross profit improving $986,000.  Fencing and gate hardware, patio and kitchen and bath product lines all reported increases in their respective gross margins and gross profits. While the OEM product line increased its gross margin, as the result of the decrease in revenue, OEM gross profit decreased in 2010 compared to the prior year. Nationwide’s overall improvement is primarily the result of (i) product mix, (ii) lower costs of purchased products, and (iii) greater absorption of warehouse overhead.

Selling, general & administrative expenses (“SG&A”) for the year ended December 31, 2010 were $16,016,000, compared to $15,799,000 in 2009, an increase of $217,000, or 1.4%.  Due to banking issues that arose during the first and second fiscal quarters of 2010, which ultimately resulted in our entering into a new credit agreement with Capital One Leverage Finance, we incurred significant increases in our legal, consulting, accounting and bank fees, which aggregated to $676,000. Additional areas that encountered increases were depreciation and amortization of $281,000, due primarily to the write down of prepaid costs incurred in connection with prior bank financings and software application implementation, freight costs, which increased by $112,000, and commission and royalty fees increasing $108,000.  The above increases were partially offset by, among other things, a reduction in bad debt expense of $237,000, lower warranty costs of $126,000, due to improved product quality and inspections overseas, and a reduction of $105,000 in the required expensing of non-cash, stock based compensation charges.  While we continue to focus considerable effort on reducing SG&A, we believe it is just as important for us to address the matter of employee morale and retention.  Therefore, effective January 1, 2011, we removed the across-the-board 5% employee wage reduction, which was put in effect in April 2009.

Interest expense for the year ended December 31, 2010 was $1,243,000, or 7.4%, lower than the year ended December 31, 2009 amount of $1,342,000. In October 2010 the Company entered into a new bank arrangement with Capital One Leverage Finance, which, among other things, caused the Company to repay the then existing term loan and revolving credit line to the Company’s two former banks.  The Company also paid the balance it owed on all real property mortgages, and paid one half of the amount owing to the parties that sold Hy-Tech to Company. The new credit agreement is comprised of a revolving credit facility and a new term loan.  Additionally, in May 2010, the Company paid down $1,989,000 of the term loan in effect at such time, thus lowering its 2010 interest expense. This payment was made with a portion of the proceeds of a federal tax refund.  Interest on borrowings under the revolving credit loan facilities for the year ended December 31, 2010 was $720,000, compared to $766,000 for the same period in 2009, a decrease of $46,000.  Factors contributing to this decrease were lower average balances, as well as higher interest rates that were applied when default rate adjustments were imposed in 2009. Further, as the result of the arrangement entered into in 2009, which extended the payment terms of the contingent consideration owed to the sellers of Hy-Tech, we incurred interest expense of approximately $112,000 during the year ended December 31, 2010, compared to $56,000 incurred in the prior year.  Additionally, we recorded interest expense of $14,000 to our CEO and $28,000 to an unrelated third party, attributable to the loan received April 23, 2010.

OTHER INFORMATION

At the time of the filing of our Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010, respectively, based on our interpretation of available authoritative guidance and the fact that the application of the rules requiring deconsolidation did not appear to us to be applicable to our situation, we did not deconsolidate WM Coffman LLC. In preparing the our consolidated financial statements for the year ended December 31, 2010, management determined that, at the time of the foreclosure of the assets of WM Coffman, under authoritative guidance issued by the Financial Accounting Standards Board, WM Coffman was a variable interest entity because, among other things, we no longer had a controlling financial interest in WM Coffman and further, we determined that WM Coffman should be deconsolidated.  As such, we intend to restate the financial statements contained in our previously issued Form 10-Qs for the quarters ended June 30, 2010 and September 30, 2010, respectively.

P&F Industries has scheduled a conference call for March 29, 2011, at 11:00 A.M., Eastern Time to discuss its results for the year ended December 31, 2010 and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing 877-551-8082, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call.  For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about March 30, 2011.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements, and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These risks could cause the Company’s actual results for the 2011 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.
Joseph A. Molino, Jr.
Chief Financial Officer
631-694-9800
www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

In Thousand $	December 31, 2010	December 31, 2009
	(Audited)	(See Note 1 to Consolidated Balance Sheet)
Assets
Cash	$874	$546
Accounts receivable - net	6,986	7,545
Inventories - net	18,430	19,746
Deferred income taxes - net	233	670
Income tax refund receivable	-0-	3,270
Prepaid expenses and other current assets	417	279
Assets of discontinued operations	23	10,797
Total current assets	26,963	42,853

Property and equipment	25,370	25,156
Less accumulated depreciation and amortization	13,599	11,990
Net property and equipment	11,771	13,166
Goodwill	5,150	5,150
Other intangible assets - net	2,300	2,651
Deferred income taxes - net	1,874	1,437
Assets of discontinued operations	-0-	3,924
Other assets – net	837	237

Total assets	$48,895	$69,418

Liabilities and Shareholders’ Equity
Short-term borrowings	$9,996	$16,300
Accounts payable	1,673	1,396
Other accrued liabilities	3,115	2,003
Current liabilities of discontinued operations	27	9,719
Current maturities of long-term debt	1,729	5,015
Total current liabilities	16,540	34,433

Long-term debt, less current maturities	5,650	4,148
Long-term Liabilities of discontinued operations	306	5,222
Total liabilities	22,496	43,803

Total shareholders' equity	26,399	25,615

Total liabilities and shareholders' equity	$48,895	$69,418

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	For the Year Ended December 31,
In Thousand $	2010	2009
	(Audited)	(See Note 1 to Consolidated Balance Sheet)
Net revenue	$50,609	$51,157
Cost of sales	32,974	35,456
Gross profit	17,635	15,701
Selling, general and admin expenses	16,016	15,799
Operating income (loss)	1,619	(98)
Interest expense	1,243	1,342
Income (loss) from continuing operations before income taxes	376	(1440)
Income tax (benefit) expense	35	(245)
Income (loss) from continuing operations	341	(1,195)
Income (loss) from discontinued operations (net of tax expense of $0 and $1,394,000 for the years ended December 31, 2010 and 2009)	340	(7,265)
Net income (loss)	$681	$(8,460)

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